UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) September 27, 2005

Learning Tree International, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	0-27248	95-3133814
(State or other jurisdiction of incorporation or organization)	Commission file number	(I.R.S. Employer identification No.)

6053 West Century Boulevard, Los Angeles, CA	90045
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (310) 417-9700

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Material Contracts.

See below.

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On September 27, 2005, the Compensation Committee of the Board of Directors of Learning Tree International approved the compensation for the Company’s executive officers for its fiscal year beginning October 1, 2005. The base salary for Nicholas R. Schacht, who takes over responsibility as President and Chief Executive Officer, was set at $400,000 with target incentive compensation of $160,000. The base salary of Mary C. Adams, Chief Administrative Officer, was set at $262,500, with target incentive compensation of $69,800. Magnus Nylund, Chief Information Officer, was named as an executive officer, with an annual base salary of $190,000 and target incentive compensation of $56,900. Quantitative and qualitative goals for the payment of incentive compensation were also approved for these and other officers.

Dr. David C. Collins will remain as Chairman of the Board, with annual compensation of $1.00 per year. Dr. Collins is expected to spend approximately 25% of his time on his duties, which will include special projects and overseeing (with the concurrence of the Nominating and Governance Committee of the Company’s Board of Directors) a charitable budget for the Company of $200,000.

The base salary and target incentive compensation for the remaining executive officers of the Company were not changed.

Employment Agreements for both Mr. Schacht and Mr. Nylund are included with this filing.

Item 9.01	Financial Statements and Exhibits.

(c) Exhibits.

99.1	Employment Agreement dated October 1, 2005, between Learning Tree International, Inc. and Nicholas R. Schacht.

99.2	Employment Agreement dated October 1, 2005, between Learning Tree International, Inc. and Magnus Nylund.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LEARNING TREE INTERNATIONAL, INC.

Dated: October 3, 2005	By:	/s/ NICHOLAS R. SCHACHT
Nicholas R. Schacht
President and Chief Executive Officer